UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2011

FAR EAST ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-32455	88-0459590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

363 N. Sam Houston Parkway East, Suite 380, Houston, Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (832) 598-0470

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 28, 2011, Far East Energy (Bermuda), Ltd. (“FEEB”), a wholly-owned subsidiary of Far East Energy Corporation (the “Company”), entered into a Facility Agreement, as borrower, with Standard Chartered Bank (“SCB”), as lender, and the Company, as guarantor (the “Facility Agreement”).

The Facility Agreement provides for a $25 million credit facility to be used for project costs with respect to the Shouyang Area in the Shanxi Province, Qinshui Basin, of the People’s Republic of China, finance costs and other general corporate purposes approved by SCB.  It has an initial 9-month term ending August 28, 2012, which may be extended by three (3) months upon satisfaction of certain other conditions.  Loans under the Facility Agreement may be made in such amounts as may be specified from time to time in one or more utilisation requests according to an agreed expenditure schedule. Loans under the Facility Agreement will bear interest at LIBOR plus an applicable margin rate of 9.5% during the initial period and 10.0% thereafter, and mandatory costs, if any, to compensate SCB for certain Hong Kong regulatory compliance costs.  In connection with and as security for the Facility Agreement, FEEB and/or the Company entered into certain other ancillary agreements dated November 28, 2011, including a Share Pledge Agreement, an Account Charge Agreement, an Assignment of Shareholder Loans and a Subordination Agreement (the “Ancillary Agreements”).  Under the Ancillary Agreements, the Company pledged its shares in FEEB and granted a security interest in certain intercompany debt to SCB, and FEEB granted a security interest in certain bank accounts to SCB.

The Facility Agreement and Ancillary Agreements contain certain restrictive covenants, including, among others, prohibitions on selling, transferring or otherwise disposing of assets; creating or permitting to persist certain liens; entering into certain merger arrangements; making a substantial change in the nature of the business; and entering into certain affiliate transactions. At the end of every fiscal quarter and prior to making any utilization request, FEEB must demonstrate that FEEB and the Company have committed funds to meet corporate, project and financing costs for the subsequent 90-day period. There are no other financial covenants.

In the event that the Company or FEEB issue any debt or equity for cash, receive cash flows from the project in the Shouyang Area in excess of the project costs or finance costs or receive any insurance proceeds in excess of $500,000 that are not used for specified purposes, FEEB would be required to prepay the outstanding loans to the extent of such net proceeds.  FEEB would also be required to repay all amounts outstanding under the Facility Agreement upon the occurrence of customary events of default that are not cured or waived or if certain regulatory approvals are not received within a specified period of time.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the Facility Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion of the Facility Agreement set forth in response to Item 1.01 above is incorporated herein by reference.  On November 30, 2011, FEEB drew down $17.87 million under the credit facility.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Facility Agreement, dated November 28, 2011, among Far East Energy (Bermuda), Ltd., Far East Energy Corporation and Standard Chartered Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 2, 2011

Far East Energy Corporation

By:	/s/ Bruce N. Huff
Bruce N. Huff
Chief Financial Officer

Index to Exhibits

Exhibit
Number	Description

10.1	Facility Agreement, dated November 28, 2011, among Far East Energy (Bermuda), Ltd., Far East Energy Corporation and Standard Chartered Bank